Exhibit 99.5

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

FOR IMMEDIATE RELEASE

COLONIAL PROPERTIES TRUST
CLARIFIES PREFERRED SHARE REDEMPTION
PURSUANT TO EITF TOPIC NO. D-42

BIRMINGHAM, Ala., August 14, 2003—Colonial Properties Trust (NYSE: CLP) (the “Company”) announced the accounting for the redemption of its 8.75% Series A Preferred Shares (“Preferred”) will be amended in consideration of the Securities and Exchange Commission (“SEC”) Staff Policy Statement issued on July 31, 2003, which clarifies the application of Emerging Issues Task Force (“EITF”) Topic No. D-42 “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock”.

In November 1997, the Company issued $125.0 million of Series A Preferred shares and paid $4.5 million of costs in connection with this issuance, which resulted in a net carrying value of the Preferred shares of $120.5 million. When the Preferred was redeemed in the second quarter of 2003, the Company recorded the fair value of the consideration transferred to the Preferred shareholders of $125.0 million as a reduction of shareholders’ equity.

Following the Company’s July 28, 2003 second quarter earnings announcement, the SEC issued its clarification on the application of EITF Abstracts, Topic No. D-42. In accordance with the SEC’s clarification, the Company will reflect the excess of the fair value of the consideration transferred to the holders of the Preferred shares over the carrying amount of these preferred shares, which is $4.5 million or $0.13 per diluted share, as a reduction of earnings to arrive at net income available to common shareholders in the quarter ending June 30, 2003. The Company will also reduce its funds from operations by the same amount. These changes do not affect the Company’s liquidity.

Second Quarter

Reflecting the clarification of the Preferred redemption, second quarter 2003 fully diluted earnings per share (“EPS”) and funds from operations per share (“FFO”) are as follows:

	2Q '03	Less:	2Q '03
	As	Preferred Share	As
	Reported	Issuance Costs	Clarified

Fully Diluted Earnings per Share	$0.28	$0.13	$0.15
Plus: Real Estate Depreciation & Amortization	0.63	0.00	0.63
Less: Gain on Sale of Assets	(0.01)	0.00	(0.01)

Fully Diluted Funds from Operations per Share	$0.90	$0.13	$0.77

The Company has reflected this adjustment in a revised version its supplemental information package that provides detailed information regarding operating performance, investing activities and the Company’s overall financial position. For a copy of the Company’s detailed Supplemental Financial Highlights, please visit the Company’s website at www.colonialprop.com under the “Investor Relations: Financial Reporting” tab or contact Investor Relations at 800-645-3917.

Guidance

The Company has adjusted its full year guidance to reflect the clarification of the Preferred redemption for both EPS and FFO, as follows:

	Range

Fully Diluted Earnings per Share	$1.32	$1.46
Plus: Real Estate Depreciation & Amortization	2.54	2.54
Less: Gain on Sale of Assets	(0.42)	(0.42)

Fully Diluted Funds from Operations per Share	$3.44	$3.58

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

Company Summary

Colonial Properties Trust is a diversified REIT that, through its subsidiaries, owns a portfolio of multifamily, office and retail properties where you live, work and shop in Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Texas and Virginia. Colonial Properties Trust performs development, acquisition, management, leasing and brokerage services for its portfolio and properties owned by third parties. Colonial Properties Trust is a diversified REIT, which has a total market capitalization of $2.8 billion. The cornerstone of Colonial Properties’ success is its live, work and shop diversified investment strategy. The Company manages or leases 19,500 apartment units, 6.5 million square feet of office space and 15.6 million square feet of retail shopping space. In 2003, the National Association of Industrial and Office Properties (NAIOP) named Colonial Properties Trust “National Developer of the Year”. Additional information on Colonial Properties Trust is available on the Internet at www.colonialprop.com. The Company, headquartered in Birmingham, Ala., is listed on the New York Stock Exchange under the symbol “CLP” and is included in the S&P SmallCap 600 Index.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding Company and property performance, and is based on the Company’s current expectations and judgment. Actual results could vary materially depending on risks and uncertainties inherent to general and local real estate conditions, competitive factors specific to markets in which Colonial Properties operates, legislative or other regulatory decisions, future interest rate levels or capital markets conditions. The Company assumes no liability to update this information. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

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Contact:	Sandra Lee Robertson, Senior Vice President — Finance, 205.250.8788
Linda S. Geiss, Vice President — Media Relations, 205.250.8768